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                                                                    EXHIBIT 23.1

Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statement No. 333-30847 of Electronic Processing, Inc. (now known as EPIQ Systems, Inc.) on Form S-8, in Registration Statement No. 333-57952 of EPIQ Systems, Inc. on Form S-8, and in Registration Statement No. 333-57786 of EPIQ Systems, Inc. on Form S-3 of our report dated November 30, 2001, related to the financial statements of ROC Technologies, Inc. as of and for the twelve month period ended September 30, 2001, appearing in this Current Report on Form 8-K/A of EPIQ Systems, Inc., dated December 17, 2001.


/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
December 14, 2001